Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of the     day of     , 2011 by and between Global Technology Resources, Inc., a Colorado corporation (the “Company”) and a wholly-owned subsidiary of Synergy Acquisition Corp., a Delaware corporation (“Parent”), and Greg Byles (the “Executive”), and will become effective upon the closing of the transactions contemplated by that certain Stock Purchase Agreement, dated as of May     , 2011 (the “Stock Purchase Agreement”) by and among, Parent, the Company and the Company Shareholders. The date of such closing is herein referred to as the “Effective Date.” Capitalized terms used, and not otherwise defined, herein shall have the meanings given to such terms in the Stock Purchase Agreement.

WHEREAS, as of the date hereof, the Executive and certain other individuals own all of the outstanding shares of capital stock in GTRI;

WHEREAS, pursuant to the Stock Purchase Agreement, Parent will acquire all of the issued and outstanding shares of the capital stock of GTRI;

WHEREAS, it is a condition precedent to the obligation of Parent and Company to consummate the transactions contemplated by the Stock Purchase Agreement that the Executive enter into and be bound by an employment agreement with the Company;

WHEREAS, Executive desires to have assurances of continued employment after the closing of the Stock Purchase Agreement and neither Executive nor GTRI would have executed the Stock Purchase Agreement without such assurances.

WHEREAS, in consideration of the transaction contemplated by the Stock Purchase Agreement, the payment of the Consideration, and the continued employment to the Executive, the Company wishes to be assured that the Executive will not compete with the Company and its Affiliates (collectively, the “Company Group”) during the period described herein;

WHEREAS, the Executive expressly acknowledges and recognizes that only by virtue of his employment with the Company he will be privy to the Company Group’s confidential and proprietary business and customer/client information, to which the Executive would otherwise not have access, and that such information constitutes a valuable and protectable interest of the Company Group; and

WHEREAS, the Company and the Executive acknowledge and agree that, the Company will only agree to provide employment to the Executive in consideration for the terms and conditions set forth in this Employment Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1)	Duties and Scope of Employment.

a)	Position and Duties. Executive will serve as the Company’s President. Executive will continue to render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Board of Directors (the “Board”), the Board of Directors of Parent (the “Parent Board”) or the Chief Executive Officer of Parent (the “CEO”). In such capacity, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Company as may be assigned or delegated to the Executive from time to time by or under the authority of the Board, the Parent Board or the CEO. All duties assigned to Executive shall be generally consistent with those he provided to GTRI prior to the closing of the transactions contemplated by the Stock Purchase Agreement and generally consistent with the functional position of the President of a corporation, and not in violation of applicable law or established Company policies.

b)	Extent of Service. During the Executive’s employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board, the Parent Board, and the CEO, devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Company’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the Board or the CEO; provided that nothing in this Agreement shall be construed as preventing the Executive from:

i)	investing the Executive’s assets in any company or other entity in a manner not prohibited by Section 9(d) hereof;

ii)	holding shares of the capital stock of Relevant Security Corp., a Colorado corporation (“RSC”) and/or equity securities of Relevance Networks, LLC, a Colorado limited liability company (“Relevance”) and serving as an officer and/or director of RSC and as a manager of Relevance provided that serving as such does not require more than 10 hours, in the aggregate, per month and does not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement; or

iii)	engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

2)	At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated by either the Company or Executive at any time with or without cause or notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of the at- will nature of Executive’s employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3)	Term of Agreement. This Agreement will have an initial term (the “Initial Term”) of three (3) years from the Effective Date, unless earlier terminated in accordance with this Agreement, and may be renewed or extended by agreement of the parties. The Initial Term and any renewal or extension hereof are referred to herein as the “Term.” If Executive becomes entitled to severance benefits pursuant to Section 5 hereof, this Agreement will not terminate until all of the obligations under this Agreement have been satisfied.

4)	Compensation.

a)	Base Salary. During the Term, the Company will pay Executive an annual salary of Three Hundred Fifty Thousand Dollars ($350,000.00) as compensation for Executive’s services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices for its senior executives. Executive’s salary will be subject to review and possible increase based upon the Company’s normal performance review practices.

b)	Bonus. The Company will maintain a bonus plan providing for potential annual bonuses for Executive up to 100% of Executive’s Base Salary. The parameters for earning such bonus each year shall be agreed upon in advance by Company and Executive. Executive will be eligible to participate in any other bonus plans or programs maintained from time to time by the Parent for the Company Group on such terms and conditions as determined by the Parent Board or the Compensation Committee of the Parent Board (the “Committee”).

c)	Equity Awards. Executive will be eligible to receive awards of stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares or other equity awards pursuant to any plans or arrangements that Parent may have in effect from time to time. The Board, the Parent Board or the Committee will determine in its discretion whether Executive will be granted any such equity awards and its terms in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

d)	Employee Benefits. Executive will be entitled to participate in the employee benefit plans including, without limitation, medical insurance plans, life insurance plans, disability insurance plans, expense reimbursement plans and other benefits plans as may be currently or hereafter maintained by the Company of general applicability to other senior executives of the Company. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Company, applicable law and the discretion of the Board, the Parent Board, the President and the CEO or any administrative committee or other committee provided for in or contemplated by any such plan. Each of the Company and Parent reserve the right to cancel or change the benefit plans and programs it offers to its employees at any time, and nothing contained in this Agreement shall be construed to create any obligation on the part of the Company or Parent to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time. Notwithstanding anything to the contrary in the foregoing, at no time shall the benefits provided by Company to Executive be any less beneficial or more costly (on a percentage basis) in any material respect to Executive than the benefits provided to him by the Company immediately prior to the closing of the transactions contemplated by the Stock Purchase Agreement (including, without limitation, health, life, and disability insurance coverage).

e)	Vacation. Executive will continue to be entitled to twenty (20) days of paid vacation each year, which shall accrue in accordance with the Company’s vacation policy for senior executive officers, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. Upon Executive’s termination of employment, Executive will be entitled to receive Executive’s accrued but unpaid vacation through the date of Executive’s termination.

f)	Taxation of Payments and Benefits. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions and withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deductions or withholding from any payment or benefit.

g)	Exclusivity of Compensation and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement.

h)	Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5)	Termination and Termination Benefits. The provisions of Section 3 above notwithstanding, the Executive’s employment under this Agreement shall terminate under the following circumstances:

a)	Termination by the Company for Cause. The Executive’s employment under this Agreement may be terminated for Cause without further liability of the Company effective immediately upon a vote of the Board and written notice to the Executive. For the purposes hereof, the following shall constitute “Cause” hereunder:

i)	commission, admission, confession, indictment, plea bargain or plea of nolo contendere by the Executive with respect to (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

ii)	use of alcohol or illegal drugs interfering with the Executive’s obligations hereunder, continuing after written notice given to the Executive by the Board;

iii)	negligence (other than by reason of Disability) with respect to the performance of Executive’s duties and responsibilities which continues for thirty (30) days after written notice by the Company or Parent setting forth in reasonable detail the scope and nature of such negligent performance;

iv)	gross negligence or willful misconduct of the Executive with respect the performance of Executive’s duties and responsibilities; or

v)	any breach by the Executive of any of the Executive’s material obligations under this Agreement, any material policy of the Company of general applicability to all executive staff (including, without limitation, the Company’s policies regarding disclosure of confidential information) or any other material agreement between or among Executive and the Company.

b)	Termination by the Executive for Good Reason. The Executive’s employment under this Agreement may be terminated by the Executive for Good Reason effective immediately upon written notice to the Company, in which event the Executive shall be entitled to the Termination Benefits described in Section 5(c) below. For the purposes hereof, only the following shall constitute “Good Reason”:

i)	any material breach by the Company of its obligations under this Agreement, including without limitation, any failure by the Company to comply with any provision of Section 4 hereof in any material respect;

ii)	any unconsented material diminution in the Executive’s title, duties, reporting relationship, authority, or responsibilities or any decrease in Base Salary (unless the base salaries of all other similarly situated executive employees of the Company Group are similarly reduced and is less than twenty percent (20%) of Executive’s Base Salary);

iii)	a sale by Parent of more than fifty percent of the voting capital stock of the Company, or a sale of all or substantially all of the business or assets of the Company;

iv)	the relocation of the Company’s principal executive offices more than fifty (50) miles from the location of such principal offices immediately prior to such relocation;

provided, however, that Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” and a cure period of thirty (30) days following the date of such notice.

c)	Termination other than for Cause, Death or Disability. During the Term, if the Executive’s employment is terminated by the Company or Parent other than for Cause, death or disability, or by the Executive for Good Reason then, subject to Section 6 below, Executive will receive the following severance from the Company:

i)	Severance Payment. The Company (A) for a period of twelve (12) months after the effective date (the “Termination Date”) of such termination, will continue to pay the Executive the Base Salary at the rate in effect immediately prior to such termination (but, in the case of a termination by Executive for Good Reason, disregarding any reduction in Base Salary that was the basis of such Good Reason) and (B) at the end of such twelve-month period pay to Executive a pro-rated amount of Executive’s bonus for the year in which the termination occurs (adjusted as appropriate based on the extent to which any applicable performance objectives have then been achieved and the relative weightings thereof, each as determined in the sole and absolute discretion of the Board, the Parent Board or the Committee acting in good faith).

ii)	Continued Group Health Benefits. The Company shall provide the Executive with group health benefits for the Executive and Executive’s eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), in accordance with the Company’s policies immediately prior to the Termination Date (subject to the requirements of the last sentence of Section 4(d)) until the first to occur of (i) the date which is twelve (12) months after the Termination Date and (ii) the date upon which Executive and/or Executive’s eligible dependents are covered under similar plans. The Company shall also provide the Executive with information and access to enable the Executive to continue COBRA coverage thereafter for the maximum permitted period at the Executive’s expense; provided that during any period when the Executive is eligible to receive any such benefits under another employer-provided plan or a government plan, the group health benefits provided by the Company hereunder may be made secondary to those provided under such other plan.

d)	Termination for Cause, Death or Disability; Resignation without Good Reason. If Executive’s employment with the Company (or another member of the Company Group) is terminated voluntarily by Executive (except a resignation for Good Reason), for Cause by the Company or due to Executive’s death or Disability, then (i) all vesting with respect to Executive’s outstanding equity awards will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

e)

Determination of Disability. With respect to the Executive, the terms “Disabled,” “Disability” or any word or phrase of similar import shall mean the inability of the Executive to perform the essential functions of the Executive’s then-existing position hereunder on a full-time basis by reason of physical or mental incapacity, sickness or infirmity that continues for more than 180 days or for periods aggregating 180 days during any period of 365 consecutive days. If any question shall arise as to whether during any period the Executive is Disabled with or without reasonable accommodation, the Executive may, and at the request of the Company, shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so Disabled and/or the period of time for which such Disability is expected to continue, and, for the purposes of this Agreement, any such certification shall be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such a question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 5 shall be construed to waive the Executive’s rights, if any, under the Family and Medical Leave Act of 1993, as amended, and/or the Americans with Disabilities Act, as amended.

6)	Conditions to Receipt of Severance; No Duty to Mitigate.

a)	Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 5 hereof will be subject to Executive signing and not revoking a separation agreement and release of claims (the “Release”) in a reasonable and customary form and provided that such Release becomes effective no later than the date (the “Release Deadline”) which is sixty (60) days after the later of (i) the Termination Date and (ii) the date on which the Release is first provided by the Company to the Executive. If the Release does not become effective prior to the Release Deadline, Executive will forfeit any right to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

b)	Compliance with this Agreement. The receipt of any severance benefits pursuant to Section 5 will be subject to Executive’s compliance with the provisions of Section 9. In the event Executive breaches any provision of Section 9, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 5 will immediately cease and the Company will be entitled to any other rights and remedies and may take any other action legally permissible as a result of breaching the provisions of Section 9.

c)	No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

7)	Section 409A.

a)	Separation from Service. Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

b)

Delivery of Deferred Payments. Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section7(c). Except as required by Section 7(c), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

c)	409A “Specified Employee.” Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

d)	Short-Term Deferral. Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

e)	Involuntary Separation. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

f)	409A Compliance. The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

g)	409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of his or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

8)	Limitation on Parachute Payments.

a)	Reduction of Parachute Payments. If it is determined that any payment or benefit provided to or for the benefit of Executive (a “Payment”), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then a calculation shall first be made under which such payments or benefits provided to Executive are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”). The Company shall then compare (a) Executive’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (b) Executive’s Net After-Tax Benefit without application of the 4999 Limit. “Net After-Tax Benefit” shall mean the sum of (i) all payments that Executive receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 280G(b)(2), less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments. In the event (a) is greater than (b), Executive shall receive Payments solely up to the 4999 Limit. In the event (b) is greater than (a), then Executive shall be entitled to receive all such Payments, and shall be solely liable for any and all Excise Tax related thereto. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of the severance payments under Section 5(c)(i); (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards.

b)	Determination of Value. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 will be made in writing by an independent professional services firm with experience in 280G calculations (the “Firm”) immediately prior to any Change of Control, whose determination will be conclusive and binding upon Executive and the Company for all purposes. The Firm shall be selected by the Company subject to the Executive’s consent which shall not be unreasonably delayed, withheld or conditioned. For purposes of making the calculations required by this Section 8, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 8. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 8.

c)	Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events

i)	the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Parent), (“Person”) that becomes the owner, directly or indirectly, of securities of Parent representing more than fifty percent (50%) of the total voting power represented by Parent’s then outstanding securities; provided, however, that for purposes of this subsection (i), the acquisition of additional securities by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the securities of Parent shall not be considered a Change of Control;

ii)

a change in the ownership of a substantial portion of Parent’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Parent that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of Parent immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section 8(c)(ii) the following shall not constitute a change in the ownership of a substantial portion of Parent’s assets: (1) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer; or (2) a transfer of assets by Parent to: (A) a shareholder of Parent (immediately before the asset transfer) in exchange for or with respect to Parent’s securities; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Parent; (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Parent; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (C). For purposes of this Section 8(c)(ii), gross fair market value means the value of the assets of Parent, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; or

iii)	a change in the composition of the Parent Board occurring within a twelve (12) month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of Parent as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Parent Board).

iv)	Notwithstanding the foregoing, a transaction shall not constitute a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

9)	Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions.

a)	Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company Group which is of value to the Company Group in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company or another member of the Company Group. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, business models, business strategies, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company or another member of the Company Group. Confidential Information includes information relating to the structure of the transactions entered into by and among Parent and each of its affiliates and subsidiaries. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company that relates to the Company’s business, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain (including, but not limited to, Executive’s general knowledge about the markets, vendors, customers and technology with which the Company Group deals), unless due to breach of the Executive’s duties under Section 9(b).

b)	Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company and the other members of the Company Group with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

c)

Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company and the other members of the Company Group or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company or the Company Group, as applicable. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

d)	Noncompetition and Nonsolicitation. During Term and for a period of two (2) years following the effective date of the termination of Executive’s employment by the Company or another member of the Company Group, the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined) or otherwise engage in any activity that competes with the business of the Company or any other member of the Company Group; (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person, then employed by or employed within the twelve (12) months prior to such solicitation or attempt to employ (a “Company Employee”), to leave employment with the Company or any other member of the Company Group; and (iii) will refrain from contacting, soliciting or encouraging any customer or supplier of the Company Group to terminate or otherwise modify adversely its business relationship with such member of the Company Group. The Executive understands that the restrictions set forth in this Section 9(d) are intended to protect the interest of the Company Group in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean any business conducted anywhere in the world which is competitive with any business which the Company or any member of the Company Group conducts or proposes to conduct at any time during the Term. The provisions of this Section 9(d) shall not apply to passive investments in any mutual funds that may have investments in a Competing Business or in any enterprise the shares of which are publicly traded if such investment in such enterprise constitutes less than one percent (1%) of the equity of such enterprise.

e)	Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

f)	Assignment of Inventions.

i)	Inventions and Developments. As used in this Agreement, “Inventions and Developments” means any and all any inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulas, data, techniques, know-how, secret or intellectual property rights whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection). Inventions and Developments include, by way of example and without limitation, discoveries and improvements which consist of or relate to any form of Confidential Information.

ii)	Company-Related Inventions and Developments. For purposes of this Agreement, “Company-Related Inventions and Developments” means all Inventions and Developments which either (A) relate at the time of conception or development to the actual or anticipated business of the Company or any member of the Company Group or to the actual anticipated research and development of the Company or any member of the Company Group; (B) relate to any work performed by the Executive for the Company or any member of the Company Group, whether or not during normal business hours; (C) are developed on Company time; or (D) are developed primarily through or in substantial reliance on the use of the Confidential Information or the equipment and software or other facilities or resources of the Company or any member of the Company Group.

iii)	Ownership of Inventions and Developments. Executive hereby agrees that all Company-Related Inventions and Developments which Executive conceives or develops, in whole or in part, either alone or jointly with others, during the Term will be the sole property of the Company. The Company will be the sole owner of all patents, copyrights and other proprietary rights in and with respect to such Company-Related Inventions and Developments. To the fullest extent permitted by law, such Company-Related Inventions and Developments will be deemed works made for hire. Executive hereby transfers and assigns to the Company any proprietary rights which Executive has, may have or may acquire in any such Company-Related Inventions and Developments without further compensation, and waives any moral rights or other special rights which Executive has, may have or may accrue therein. At the request and cost of the Company, Executive agrees to execute any documents and take any actions that may be required to effect and confirm such transfer and assignment and waiver. The provisions of this Section 9(f) will apply to all Company-Related Inventions and Developments which are conceived or developed during the Term whether before or after the date of this Agreement, and whether or not further development or reduction to practice may take place after termination of Executive’s employment by the Company or another member of the Company Group, for which purpose it will be presumed that any Company-Related Inventions and Developments conceived by Executive which are reduced to practice within one year after termination of Executive’s employment were conceived during the Term unless Executive is able to establish a later conception date by clear and convincing evidence.

iv)	Disclosure of Inventions and Developments. Executive agrees promptly to disclose to the Company, or any persons designated by it, all Company-Related Inventions and Developments which are or may be subject to the provisions of this Section 9(f).

g)	Litigation and Regulatory Cooperation. After the Executive’s employment, the Executive shall cooperate reasonably with the Company in the preparation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or any Company Group entity which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for mediation, arbitration, agency proceeding, discovery or trial and to act as a witness on behalf of the Company at mutually convenient times and subject to any then-current obligations Executive may have to another employer. After the Executive’s employment, the Executive also shall cooperate reasonably with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 9(g) and for all hours in excess of twenty (20) in any calendar year shall compensate the Executive for his time at an hourly rate equal to the Executive’s Base Salary at the time of termination divided by two thousand (2000).

h)	Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 9, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 10 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. In the event of any breach of any part of Section 9 of this Agreement, the duration of any such provision shall be extended by the period of the Employee’s breach.

10)	Arbitration.

a)	Arbitration of Claims. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 10 shall be specifically enforceable. Notwithstanding the foregoing, this Section 10 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 10.

b)	Waiver of Jury Trial. Executive fully understands that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL

11)	Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 10 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts sitting in Boston, Massachusetts or the United States District Court for the District of Massachusetts sitting in Boston, Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts, (b) consents to service of process, and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction and service of process.

12)	Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13)	Notice. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing.

If to the Company:

Global Technology Resources, Inc.

990 South Broadway

Denver, CO 80209

Attn: Chief Executive Officer

With a copy to:

Synergy Acquisition Corp.

[                    ]

[                    ]

Attn: Chief Executive Officer

If to Executive:

at the last residential address known by the Company

14)	Miscellaneous Provisions.

(a) Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive) that is expressly designated as an amendment to this Agreement.

(b) Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements between them whether written or oral

(e) Governing Law. This Agreement will be governed by the internal laws of the State of Delaware (without giving effect to its conflicts of laws principles).

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Survival. The provisions of Sections 9, 10 and 11 hereof and of this Section 12 shall survive any termination of this Agreement.

(h) Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(i) Counterparts; facsimile Signatures. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned. This Agreement may be executed by the delivery of signatures by facsimile or other electronic means.

[The remainder of this page has been left blank intentionally.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date first set forth above.

GLOBAL TECHNOLOGY RESOURCES, INC.

By:

Name:
Title:

EXECUTIVE

Greg Byles